Exhibits

The Plan of Reorganization dated December 8, 2006 adopted by the Board of Directors of Sentinel Group Funds, Inc., to provide for the Reorganization of the Sentinel Capital Opportunity Fund into the Sentinel Capital Growth Fund is incorporated by reference to the Registrant's Registration Statement on Form N-14 filed with the Securities and Exchange Commission on December 13, 2006.

The Agreement and Plan of Reorganization dated December 13, 2006, by and between The Advisors' Inner Circle Fund, with respect to the Large Cap Core Equity, Mid Cap Value, Intermediate-Term Bond and Georgia Municipal Bond Funds, and Sentinel Group Funds, Inc., with respect to the Sentinel Common Stock, Sentinel Mid Cap Value, Sentinel Government Securities and Sentinel Georgia Municipal Bond Funds, is incorporated by reference to the Registrant's Registration Statement on Form N-14 filed with the Securities and Exchange Commission on December 18, 2006.